Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205142) of New Senior Investment Group Inc. of our report dated February 27, 2018 (except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is June 20, 2018), with respect to the consolidated financial statements and schedule of New Senior Investment Group Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, NY

June 20, 2018